Exhibit 99.1

Press Release

Contact:	Media: Ron Gruendl +1 412-234-7157 ron.gruendl@bnymellon.com	Investors: Andy Clark +1 212-635-1803 andy.clark@bnymellon.com

BNY Mellon Announces $700 Million Common Stock Offering

NEW YORK, June 3, 2010 — BNY Mellon, the global leader in asset management and securities servicing, today announced a proposed offering of $700 million of its common stock to the public. Goldman, Sachs & Co. and Citi will serve as joint book-running managers for the offering.

In connection with this offering, BNY Mellon expects to enter into a forward sale agreement with Goldman, Sachs & Co., whom we refer to as the forward purchaser. The forward purchaser or its affiliates will borrow and sell to the public through the underwriters shares of the company’s common stock. The company will not receive any proceeds from the sale of its common stock until settlement of the forward sale agreement, which is expected to occur not later than five months from the date of this offering. The company intends to use any proceeds that it receives upon settlement of the forward sale agreement to consummate its acquisition of PNC’s Global Investment Servicing Inc. business or for general corporate purposes.

BNY Mellon has filed a shelf registration statement with the Securities and Exchange Commission (SEC) and will file a prospectus supplement related to this offering. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplement and other documents the company has filed with the SEC for more complete information about the company and the offering. This press release does not constitute an offer to sell or the solicitation of any offer to buy the common stock of the company, nor shall there be any offer or sale of the common stock of the company in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus. Copies of the registration statement, the prospectus supplement and other documents that the company has filed with the SEC are available by visiting EDGAR on the SEC website at www.sec.gov. Additionally, the prospectus can be requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; or Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone: 800-831-9146, email: batprospectusdept@citigroup.com.

BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation [NYSE: BK]. BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. As of March 31, 2010, it has $22.4 trillion in assets under custody and administration, $1.1 trillion in assets under management, services more than $11.8 trillion in outstanding debt and processes global payments averaging $1.5 trillion per day.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the company’s control). Factors that could cause the company’s results to differ materially can be found in the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the company’s other filings with the SEC.